Exhibit 4.13

BRAND LICENSE AGREEMENT

(Applicable to Franchising Business)

Party A: Beijing RYB Technology Development Co., Ltd.

Unified Social Credit Code: 911101066699005887

Address: Suite 268, No.1 Building, No.8 Hangfeng Road, Science City, Fengtai District, Beijing

Telephone No.: 010-87675611

Contact Person and email: ____ FANG Xin _____

Party B: Beijing RYB Children Education Technology Development Co., Ltd.

Unified Social Credit Code: 91110106103016080K

Address: F1-1, 4/F, No. 29 Building, Zone 1, Fangguyuan, Fangzhuang, Fengtai District, Beijing

Telephone No.: 010-67638809

Contact Person and email: ___Han Yunzheng_________

WHEREAS:

A.

Party A is a limited liability company duly incorporated and validly existing in the People’s Republic of China (hereinafter referred to as “China”); Party A has the ownership of or right to use the brand resources of “RYB Kindergarten” (including the trademarks and copyrights associated with such brands, hereinafter referred to as “RYB and Associated Brands”);

B.

Party B is a limited liability company duly incorporated and validly existing in China; Party B intends to develop the franchising business of RYB and Associated Brands, wherein Party B will contractually license third parties (hereinafter referred to as “the Franchisees”) to use RYB and Associated Brands while the Franchisees will operate under the unified business model and pay Party B the franchise fees as agreed upon in the franchise contract signed by and between Party B and the Franchisees (hereinafter referred to as “the franchise activities”);

C.	Party A has agreed to grant Party B the license to use RYB and Associated Brands in the franchise activities, while Party B has agreed to accept such granting of license;

NOW THEREFORE, both Parties have agreed to enter into this Brand License Agreement (Applicable to Franchising Business) (hereinafter referred to as “the Agreement”) in accordance with the Civil Code of the People’s Republic of China and relevant laws and administrative rules in the principle of friendliness, equality and mutual benefit.

ARTICLE I THE CONTENT

1.1Hereunder Party A agrees to grant to Party B the license to use the RYB and Associated Brands (including the trademarks and copyrights associated with such brands) for the franchise activities in China as set out in Appendix I hereto, and Party B agrees to accept the foregoing license-granting.

1.2In respect of the licensed content hereunder, Party A agrees that Party B is entitled to contractually license the Franchisees in the franchise activities (including franchisees in the current and future franchise activities) to use RYB and Associated Brands. Without Party A’s written consent, Party B shall not sub-license or transfer the licensed content to any other third party except Party B and the Franchisees during the licensing period, and Party B shall ensure that the Franchisees do not sub-license or transfer the licensed content to any other third party.

1.3Party B has the responsibility to safeguard Party A’s legitimate rights and interests in the licensed content. Where any infringement of the RYB and Associated Brands is found, Party B shall immediately notify Party A in writing and actively provide assistance (including but not limited to providing specific factual proofs as well as accepting Party A’s commission and handling related matters, etc.) upon Party A’s request. Should any Franchisee fail to uphold Party A’s legitimate rights and interests in RYB and Associated Brands, including but not limited to Party A’s benefits being damaged by such Franchisee’s behavior, Party A shall be entitled to request that Party B terminate the license granted to such Franchisee.

ARTICLE II THE TERM

2.1The term of license hereunder shall be 15 years from the effective date of the Agreement. Prior to the expiration of the term, both Parties shall negotiate no later than 30 days in advance on the extension of the term in good faith. It is also agreed by both Parties that priority is given to the other Party under equal conditions to reach consensus on the licensing matters in the principle of fair market pricing.

2.2In the course of the term, Party B shall not terminate the Agreement in advance. In the event of early termination by Party B, Party B shall pay Party A a liquidated damage calculated by the standard set forth as below: either Party B’s total payable amount of license fees for the past 12 months as agreed upon hereunder (average monthly license fee during the performance of the Agreement * 12 months, where the Agreement has been performed less than 12 months by early termination); or RMB 5 million (whichever is higher).

2.3Where both parties fail to renew the Agreement upon expiration pursuant to this clause, the Agreement shall expire, and Party A shall be deemed to have terminated the license hereunder. Party B shall then immediately urge the Franchisees to stop any activities related to the licensed content and stop using the licensed content, otherwise it shall be deemed to have committed an infringement and be held liable.

ARTICLE III LICENSE FEE AND PAYMENT

3.1License fee: Both Parties agree that the annual license fee hereunder shall be based on the accrual revenue of the annual supervision fee. See Appendix II hereto for details.

3.2Payment: From the effective date of the Agreement, Party B shall pay the license fee to Party A every three calendar months as a billing cycle (hereinafter referred to as the “Billing Cycle”). The license fees hereunder shall be settled and paid once within each Billing Cycle (Party B’s payable license fee for each Billing Cycle equals to Party B’s average monthly revenue of the annual supervision fee on the accrual basis * 3 months). Within 30 days after the end of a Billing Cycle, Party B shall send to Party A, in writing, a payment notice, while Party A shall confirm, in writing, within 5 days after receiving such written notice. Within 10 working days after both Parties have reached consensus on the aforesaid payment notice as well as Party B has received an invoice issued by Party A agreed upon hereunder, Party B shall pay in full the license fee for the previous Billing Cycle in a lump sum. Where Party B delays payment due to Party A’s failure to issue an invoice in time, Party B shall not be held liable for any breach of agreement.

3.3Details of Party A’s bank account designated for receiving license fees hereunder arespecified as follows:

Beneficiary Name: Beijing Red Yellow Blue Technology Development Co., Ltd.

Beneficiary Bank Name: Beijing Fangzhuang Sub-branch of China Merchants Bank Co., Ltd.

Beneficiary Account Number: 8666 8013 7810 001

Within the license term agreed upon hereunder, Party A shall notify Party B in writing of any changes in the designated bank account in advance.

3.4After reaching an agreement on the payment notice of license fees for the said Billing Cycle, Party A shall issue a legally valid VAT Special Invoice in full amount in a timely manner. Party B’s detailed invoice issuance information is as follows:

Name: [*****]

Taxpayer Identification Number: [*****]

Address: [*****]

Telephone No.: [*****]

Bank name: [*****]

Bank account No.: [*****]

Within the term agreed upon hereunder, Party B shall notify Party A in writing in advance of any change in relation to the invoice issuance information.

ARTICLE IV INTELLECTUAL PROPERTY

4.1The Ownership of Intellectual Property

4.1.1In respect of the licensed content hereunder, Party A owns the trademarks of the licensed content hereunder (see Appendix I for details), and such ownership is protected by the Trademark Law of the People’s Republic of China and other laws and regulations.

4.1.2In respect of the licensed content hereunder, the copyrights licensed by Party A to Party B pursuant to the Agreement are owned by Party A’s affiliates and protected by the Copyright Law of the People’s Republic of China and other relevant laws and regulations. Party A has obtained the license from its affiliates, and is therefore entitled to sublicense Party B as agreed upon hereunder.

4.2Undertakings of Intellectual Property

4.2.1Where Party B is sued for or accused of infringement of any third party’s copyright, trademark or any other legal right as a result of using the licensed content hereunder, Party B shall notify Party A of the case in writing immediately. Without Party A’s prior written consent in writing, Party B shall not make any undertaking in respect of such claim to the prejudice of Party A. Party B agrees to provide to Party A appropriate assistance in this regard.

4.2.2Party B shall abide by relevant laws and regulations strictly in the franchise activities and safeguard Party A’s rights and interests fully, and shall urge the Franchisees to do so as well. Party B shall use RYB and Associated Brands in consistency with the content and format provided by Party A.

ARTICAL V REPRESENTATIONS AND WARRANTIES

5.1Party A warrants that it has full rights or full authorization to sign and perform the Agreement, and that its performance of obligations hereunder will not violate Party A’s obligations under any other agreement.

5.2Party B warrants that it has full rights or full authorization to sign and perform the Agreement, and that its performance of obligations hereunder will not violate Party B’s obligations under any other agreement.

5.3In view of the licensed content provided by Party A and the sound cooperation between both parties, Party B further warrants that within the term of license agreed upon hereunder, except with Party A’s prior written consent, Party B shall neither accept from any third party the same or similar licensed content as or to that hereunder, nor enter into any similar cooperation with any third party on the matters covered herein. Meanwhile, Party B confirms that within the term of license, Party B and/or its subsidiaries has/have no intention to develop franchise business of any other brand. Where any new development is needed, Party B undertakes that the newly developed brand (including the trademarks and copyrights associated therewith) shall be owned by Party A after prior discussion and agreement between both Parties, and that Party A shall refer to the terms and conditions agreed herein for brand licensing. In the event of any changes in Party A’s brand licensing strategies or schemes, Party A shall notify Party B of such changes in a timely manner. Based on the principles and mode of cooperation specified hereunder, both Parties agree to enter into a new brand licensing scheme corresponding to the aforesaid changes through friendly discussion, subject to the specific agreement to be reached by both Parties.

ARTICLE VI LIMITATION OF LIABILITY AND LIABILITY FOR BREACH OF CONTRACT

6.1Both parties shall perform their respective contractual obligations hereunder in a friendly and cooperative manner, and neither Party shall unilaterally terminate this Agreement unless otherwise provided by law.

6.2In the event that one Party is in default (the “Defaulting Party”), the ObservantParty shall be entitled to compensation from the Defaulting Party for the Observant Party’s direct or indirect losses, while the Defaulting Party shall compensate the Observant Party for all losses, damages, liabilities, costs or expenses thus incurred. Such losses include but are not limited to indemnity payments, court costs, attorneys’ service fees, deposition costs, etc.

6.3Where Party B fails to pay the license fees pursuant to the Agreement , Party B must pay Party A a penalty of 3‰ (three thousandths ) of the overdue payment on a daily basis.

6.4Both Parties confirm that Beijing Boshi Yingjia Technology Co., Ltd. and Shanghai Peidi Culture Communication Co., Ltd. (hereinafter collectively referred to as “the Guarantor”) agree to assume joint and several liability for the performance of Party B’s obligations to pay the license fees under Article III of the Agreement, so as to ensure the realization of Party A’s creditor’s rights under Article III of this Agreement. Party A shall sign a separate guarantee contract with the Guarantor.

ARTICLE VII CONFIDENTIALITY

Both Party A and Party B acknowledge that confidential information constitutes valuable trade secrets, and therefore have agreed to use each other’s confidential information only in strict compliance with the provisions set forth hereunder. Both Parties have agreed as follows:

7.1Both Parties shall maintain confidentiality of all confidential information and take all necessary precautions (including but not limited to measures taken by both Parties to protect their own confidential information) to prevent unauthorized use or disclosure of such confidential information.

7.2Neither Party shall provide any third party with the confidential information or any information derived therefrom. The confidentiality obligations stipulated hereunder for both Parties shall not be ended by any alteration or termination of this Agreement, and shall only be released under the condition that such confidential information becomes public knowledge. Should either Party be required by laws, regulations, regulatory documents, government administrations, regulators or stock exchanges to disclose the confidential information of the other Party or to make any opinions, judgments or recommendations based on such confidential information, the other Party shall agree to relieve the disclosing Party from its confidentiality obligations hereunder to the extent of the aforesaid stipulations or requirements.

7.3Upon termination of this Agreement for any reason, the Receiving Party shall either return immediately to the Disclosing Party all the confidential information thereof, or destroy all confidential information and confirm in writing to the Disclosing Party that such destruction has been completed.

ARTICLE VIII FORCE MAJEURE

8.1Where the performance the Agreement is affected by either Party due to unpredictable and unavoidable natural disasters or social events, including but not limited to war, port blockade, civil unrest, as well as severe flood, earthquake, plague and other incident of force majeure as deemed by the laws or court decisions of China, both Parties shall extend the performance of this Agreement to the extent of the delay caused by such event of force majeure.

8.2Where either Party hereto fails to perform the Agreement due to force majeure, it shall notify the other Party in writing without delay. In the presence of certification from relevant authorities and understanding rendered by the other Party, both Parties may, through discussion and upon agreement, postpone the performance of this Agreement or alter part of the terms and conditions hereunder as appropriate.

ARTICLE IX NOTIFICATION

Any written notice issued by either Party to the other Party pursuant to the Agreement shall be addressed to the contact person and at the address agreed upon in the first part of the Agreement. Either Party shall notify the other Party of any change in relation to the above information in time. Otherwise the adverse consequences arising therefrom shall be borne by the changing party. Both Parties have agreed that written notices hereunder may be sent in the form of e-mail.

ARTICLE X ASSIGNMENT OF AGREEMENT

Unless otherwise specified herein regarding sub-licensing or subject to Party A’s prior written consent, Party B shall not assign its rights or obligations hereunder to any third party. In the course of the performance of the Agreement, Party A shall have the right to assign its rights and obligations hereunder to a designated third party upon written notice to Party B.

ARTICLE XI SEVERABILITY OF AGREEMENT

Should any provision hereunder become invalid or unenforceable by reason of its inconsistency with relevant laws, such provision shall remain invalid or unenforceable only to the extent that the said laws apply, while the validity of other provisions hereunder shall not be affected. Both Parties shall endeavor, through negotiation in good faith, to revise such provisions to the extent permitted by laws and as close as possible to the original intent to make such provisions legal, valid and enforceable, and the economic effects of such revised and valid provisions shall be as close as possible to that of the said invalid, illegal or unenforceable provisions.

ARTICLE XII ALTERATION AND TERMINATION

12.1Both parties may, through discussion and upon agreement, alter the terms and conditions of the Agreement with relevant written document signed by and between both parties accordingly. The signed amendment to this Agreement or the signed supplementary agreement constitutes an integral part of the Agreement, and shall be equally carry the same legal effect as this Agreement.

12.2Unless otherwise provided by law, neither Party A nor Party B shall have the right to unilaterally terminate or end the Agreement.

12.3Where either Party hereto commits a material breach of its obligations stipulated hereunder, the Observant Party may issue to the Defaulting Party a written notice and require it to correct its default behavior within a reasonable period of time.

ARTICLE XIII APPLICABLE LAW AND DISPUTE RESOLUTION

13.1The Agreement shall be governed by Chinese laws, which are applicable to the establishment, validity, interpretation and performance in respect of the Agreement as well as the settlement of disputes thereof.

13.2Any dispute arising from the Agreement or relating to the interpretation or execution of the Agreement shall be resolved through friendly discussion or mediation between both Parties. Where both Parties fail to reach an agreement, the dispute shall then be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing. The then effective rules of the Committee shall be applied in the arbitration, and the arbitrator’s decision on the dispute shall be final and binding upon both Parties.

ARTICLE XIV MISCELLANEOUS

The Agreement shall establish upon signature by and between both Parties and enter into force on the date of April 30, 2022. The Agreement is made in duplicate, one for each party, and both copies have equal legal effect.

(End of text)

Party A (Seal) : Beijing RYB Technology Development Co., Ltd.		Party B (Seal) : Beijing RYB Children Education Technology Development Co., Ltd.

Authorized Representative (Signature): /s/ SHI Yanlai		Authorized Representative (Signature): /s/ Han Yunzheng

Telephone No.: 010-87675611		Telephone No.: 010-67638809

Signed on	March 1, 2022	Signed on	March 1, 2022